Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2025 FIRST QUARTER RESULTS

IRVINE, CA, October 31, 2024 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2025 first quarter ended September 30, 2024. The Company also filed its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2025 with the Securities and Exchange Commission today.

Quarter Ended September 30, 2024

Net sales for the three months ended September 30, 2024, increased $3.0 million, or 25%, to $14.9 million from $11.9 million for the three months ended September 30, 2023. The increase is driven primarily by $1.1 million in increased repairs of the surgical handpiece we sell to our largest customer as well as the shipment of that customer’s next generation handpiece to satisfy its limited market release.

Gross profit for the three months ended September 30, 2024, increased $1.5 million, or 41%, compared to the year-ago period. Gross margin increased by 4 percentage points to 35% during the three months ended September 30, 2024, compared to 31% during the corresponding year-ago period, due primarily to a favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2024, increased $312,000, or 17%, to $2.1 million compared to $1.8 million for the corresponding quarter in 2023. The increase relates primarily to increased general and administrative expenses relating to higher personnel costs and higher bonus accruals.

Our operating income for the quarter ended September 30, 2024, increased $1.2 million or 64%, to $3.0 million compared to $1.8 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the quarter ended September 30, 2024, increased to $2.5 million, or $0.75 per diluted share, compared to net loss of $615,000, or $0.17 per diluted share, for the quarter ended September 30, 2023. Our net income for the quarter ended September 30, 2024, contains unrealized gains on our marketable equity investments of $433,000 while our net loss for the quarter ended September 30, 2023, includes unrealized losses on investments of $2.6 million. All of our investments are recorded at estimated fair value, and the period-to-period valuation can be highly volatile.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results and excited to have facilitated the initial shipment of the next generation handpiece to our largest customer.” Mr. Van Kirk concluded, “We expect to ship production volumes of the new handpiece during the second half of this fiscal year.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the risk factors and other disclosures concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2024	June 30, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,081	$2,631
Investments	4,738	4,217
Accounts receivable, net of allowance for credit losses of $3 and $0 at September 30, 2024 and at June 30, 2024, respectively	13,456	13,887
Deferred costs	211	262
Inventory	16,604	15,269
Prepaid expenses and other current assets	412	345
Total current assets	38,502	36,611
Land and building, net	6,132	6,155
Equipment and leasehold improvements, net	5,183	5,024
Right-of-use asset, net	1,370	1,473
Intangibles, net	47	54
Deferred income taxes	1,555	1,555
Investments	1,475	1,563
Other assets	44	42
Total assets	$54,308	$52,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,442	$4,513
Accrued liabilities	4,019	3,359
Income taxes payable	423	632
Deferred revenue	—	14
Notes payable	2,401	4,374
Total current liabilities	11,285	12,892
Lease liability, net of current portion	1,063	1,182
Notes payable, net of current portion	11,083	7,536
Total non-current liabilities	12,146	8,718
Total liabilities	23,431	21,610

Shareholders’ Equity:
Common stock; no par value; 50,000,000 shares authorized; 3,297,510 and 3,363,412 shares issued and outstanding at September 30, 2024 and June 30, 2024, respectively	1,461	3,917
Retained earnings	29,416	26,950
Total shareholders’ equity	30,877	30,867
Total liabilities and shareholders’ equity	$54,308	$52,477

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2024	2023
Net sales	$14,892	$11,938
Cost of sales	9,742	8,280
Gross profit	5,150	3,658

Operating expenses:
Selling expenses	48	25
General and administrative expenses	1,246	995
Research and development costs	843	805
Total operating expenses	2,137	1,825
Operating income	3,013	1,833
Other income (expense):
Interest and dividend income	25	24
Unrealized gain (loss) on investments	433	(2,553)
Interest expense	(152)	(133)
Total other income (loss)	306	(2,662)

Income (loss) before income taxes	3,319	(829)
Provision for income taxes	853	(214)
Net income (loss)	$2,466	$(615)

Basic and diluted net income per share:
Basic net income (loss) per share	$0.76	$(0.17)
Diluted net income (loss) per share	$0.75	$(0.17)

Weighted-average common shares outstanding:
Basic	3,259,742	3,546,737
Diluted	3,292,142	3,546,737
Common shares outstanding	3,297,510	3,547,330